EXHIBIT 11

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
                                MERIX CORPORATION
                      CALCULATIONS OF NET INCOME PER SHARE


                                                        Three Months Ended
                                      --------------------------------------------------------
                                           August 30, 1997               August 31, 1996
                                      --------------------------    --------------------------
                                                           Fully                         Fully
                                          Primary        Diluted        Primary        Diluted
                                      -----------    -----------    -----------    -----------
Weighted average shares
  outstanding for the period                6,185          6,185          6,134          6,134

Dilutive common stock
  options using the treasury
  stock method                                119            126            186            186
                                      -----------    -----------    -----------    -----------

Total shares used in per share
  calculations                              6,304          6,311          6,320          6,320
                                      ===========    ===========    ===========    ===========


Net income                                $   293        $   293        $ 1,256        $ 1,256
                                      ===========    ===========    ===========    ===========

Earnings per share                        $  0.05        $  0.05        $  0.20        $  0.20
                                      ===========    ===========    ===========    ===========
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